Exhibit 99.1

Conference call:	Today, Monday, May 12, 2008 at 4:30 P.M. ET
Webcast / Replay URL:	www.wave.com or www.earnings.com
Dial-in numbers:	212-896-6169 or 415-537-1810

Wave Q1 2008 Revenues Rose 32% to $1.7 Million on
Continued Growth in Bundled PC OEM Software Royalties

- Shipments of Bundled Wave Software Reached over

27 Million Units and Continued to Grow Each Month –

- Wave Starting to See Meaningful Software “Upgrade” Billings in Q2 2008 -

Lee, MA – May 12, 2008 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the first quarter (Q1) of 2008 and provided an update on corporate progress and developments.

Reflecting an increase in license revenues, Wave’s Q1 2008 net revenues rose 32% to $1.7 million, compared to Q1 2007 net revenues of $1.3 million.  Wave’s improvement in license revenues was principally due to royalties earned from increased shipments of Wave software by Wave’s leading OEM partner.  Gross profit for Q1 2008 rose to $1.5 million compared to $1.1 million in Q1 2007, reflecting the higher level of sales.

For Q1 2008 Wave reported a net loss of approximately $6,010,000, or $0.12 per basic share, compared to a Q1 2007 net loss of approximately $5,046,000, also $0.12 per basic share.  Per share figures are based on a weighted average number of basic shares outstanding in the first quarters of 2008 and 2007 of 50,898,515 and 42,243,005 respectively.  As of March 31, 2008, Wave had cash and equivalents of approximately $1.5 million and no long-term debt.

Steven Sprague, Wave’s president and CEO, commented, “Our first quarter performance reflected continued strength in bundled sales of our Wave Embassy Trust Suite software in what appears to be the slowest quarter for customer activity each year.  While we made continued strides in engaging enterprises in dialogues regarding upgrade activity and worked to expand our pipeline of opportunities, actual sales that closed in the quarter were modest, though we experienced expanding customer interest.

“I’m pleased to say that our efforts in Q1 and prior periods are yielding positive results.  We have already received more upgrade orders in Q2 than we received in all of Q1 2008.  We are also seeing encouraging activity in the area of full disk encryption.  While the number of drives sold was modest, well over 1,000 different enterprises have purchased FDE drives equipped with our software for their evaluation and testing.  We believe this illustrates the level of interest we are seeing for FDE solutions, and could present opportunities to ‘up-sell’ enterprise early adopters or beta testers with our EMBASSY Remote Administration Server software, built specifically to support enterprise FDE deployments.

“The growth of the installed base of customers with Wave software is also significant.  With over 27 million units shipped to date, the installed base represents an important development for Wave, and we continue to see growing interest in managing the hardware security that is shipping as standard on most enterprise client platforms.  Our marketing efforts are promoting significantly greater industry understanding of hardware security, and we have seen increased advertising and marketing efforts by our partners in this area as well.

“Importantly, these efforts are also yielding our first satisfied upgrade customers such as Ken Waring of CBI Health and David Virkler of AdaptaSoft, both of whom have volunteered to serve as reference customers and discuss their network’s adoption of our solutions.”

CBI Health

“As one of the largest healthcare services and management providers in all of Canada, with more than 2,300 clinical and support providers on staff, it’s our obligation to safeguard our patients’ information and take proactive measures to mitigate the risk of data breach.  Wave offers a technically progressive solution that was compelling when compared to the other market offerings.” said Ken Waring, Director of IT at CBI (Canadian Back Institute) Health, a network of more than 135 community- and hospital- based rehabilitation, medical and healthcare facilities. “Wave’s software, which manages both the Seagate Momentus full disk encryption drives and the Trusted Platform Modules on these PCs, is integral to our corporate security strategy going forward.  We chose Wave because of its ease of use, low total cost of ownership and their strategic relationship with Dell.”

AdaptaSoft

“As providers of software and services for payroll providers, we understand the importance of keeping client and employee information secure. We evaluated data protection solutions from other vendors, but early on we were sold on the inherent advantages of hardware-based encryption for our mobile data. That’s why the clear choice was Wave—their product was in a class above all others,” noted David Virkler, Chief Information Officer at AdaptaSoft Inc. based in Francesville, IN. “All of our future laptops will include Wave’s software, TPM’s and FDE hard drives from Seagate.  With Wave’s EMBASSY Remote Administration Server, we’ve been able to manage Seagate’s drives and the Trusted Platform Module security chips in our organization. We chose Wave because they had the enterprise infrastructure in mind when they designed their solution, thus enabling a low-touch, fully functional, data protection solution.”

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

Dell Software License Amendment: In early January, Wave amended its software license agreement with Dell extending the term of the agreement to January 2011.  Pursuant to the agreement, Dell is permitted to distribute Wave’s ETS software on certain of its PCs that include TPM security chips.  Reflecting value-added features incorporated into a new version 3.0 of Wave’s ETS software, starting in mid-2008 Wave will receive a higher per-unit royalty based on the volume of products shipped by Dell with this software.  The contract does not provide for guaranteed minimum royalties or shipped quantities of units containing Wave software.

Dell Promotion: In late 2007 and into Q1 2008, Dell conducted the “The World’s Most Secure Notebook” advertising campaign.  The campaign highlighted the Dell/Seagate/Wave notebook solution and was featured in a variety of major print and online media.  Wave is now participating in Dell’s global “Future of Computing” road show, demonstrating the company’s hardware-based data protection solutions with Seagate Technology, LLC.  The tour encompasses 149 cities worldwide, with the first leg of the U.S. tour starting May 13, 2008 in Pittsburgh.

Wave Releases Embassy Remote Administration Server Version 1.5: In late January, Wave released EMBASSY Remote Administration Server (ERAS) version 1.5.  ERAS 1.5 features new, compliance-focused enhancements that are designed to enable organizations with full disk encrypting (FDE) hard drives from Seagate to generate a detailed audit log of drive security events, thereby helping to establish that encryption was not disabled by the user and that data on the drive remained protected.

TVTONIC Expands High-Definition Offerings through On Networks: In mid February, Wavexpress, a provider of broadband media technology and services, majority-owned by Wave, entered a content license with ON Networks, a leading new media company.  The content license allows Wavexpress to feature five of ON Networks’ TV shows in high-definition in its free Internet television application, TVTONIC.

Wave Adds Lenovo as a supported OEM: In mid March, Wave announced that it has completed the qualification and testing of its EMBASSY Trust Suite, including the EMBASSY Trusted Drive Manager software, on Lenovo PCs with Seagate Momentus® FDE hard drives, adding Lenovo as a list of its supported OEMs offering robust hardware data protection.  Wave’s Trusted Drive Manager software, Lenovo Edition, is now available as an option on the ThinkPad R61 series with Seagate Momentus Full Disc Encryption (FDE) hard drives.

SigniaDocs, Inc. utilizes eSign Transaction Management Suite: In mid March, Wave licensed its eSign Transaction Management Suite (eTMS) for integration into SigniaDocs’ SigNet eDoc Management Solutions.  Wave’s trusted electronic signature and vault solutions can now be used to automate SigNet eDoc Management Solutions by eliminating the need for ink signatures, as well as the expense of paper document processing and transportation of mail, overnight delivery, faxes and other types of delivery services.

Wave Introduces Trust-and-Verify Web Service: In early April, Wave announced a proof-of-concept solution for ensuring the integrity of data protection hardware with its Trust-and-Verify Web service, in which a server interrogates computers seeking access to sensitive data in order to verify the status of their Seagate full disk encryption hard drive.  Only after this verification step occurs and the level of data protection is deemed adequate, can a PC download requested data.

Wave Partners with SafeNet to Expand Enterprise Security for Data-at-Rest: In early April, Wave completed a reseller agreement with SafeNet, Inc., a global leader in information security.  The agreement gives Wave authority to globally market and distribute SafeNet’s ProtectDrive line of software disk encryption products, enabling Wave to now target mobile PCs that are currently too small to support an FDE drive.

About Wave Systems

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO	David Collins, Ratula Roy

Wave Systems Corp.

Jaffoni & Collins, Inc.

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

-tables follow-

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$1,476,333	$3,714,030
Accounts receivable, net of allowance for doubtful accounts of $-0- at March 31, 2008 and December 31, 2007	1,426,989	1,165,385
Prepaid expenses	409,613	339,342
Total current assets	3,312,935	5,218,757

Property & equipment, net	689,208	682,512
Other assets	137,032	136,587
Total Assets	4,139,175	6,037,856

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	3,461,100	3,253,320
Deferred revenue	355,932	289,025
Total current liabilities	3,817,032	3,542,345

Total Stockholders’ Equity	322,143	2,495,511

Total Liabilities and Stockholders’ Equity	$4,139,175	$6,037,856

Wave Systems Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net revenues:
Licensing	$1,675	$1,237
Services	24	50
Total net revenues	$1,699	$1,287

Cost of sales:
Licensing	159	178
Services	18	9
Total cost of sales	177	187

Gross profit	1,522	1,100

Operating expenses:
Selling, general and administrative	4,297	3,666
Research and development	3,254	2,543
Total operating expenses	7,551	6,209

Operating loss	(6,029)	(5,109)

Other income:
Interest income	19	63

Net loss	$(6,010)	$(5,046)

Net loss per share – basic	$(0.12)	$(0.12)

Adjusted weighted average shares outstanding – basic	50,899	42,243